EXHIBIT 99.1

News Release

Contact:
John Gray Chief Financial Officer 214-891-6450 jgray@docucorp.com

For Release:
FOR IMMEDIATE RELEASE

Docucorp Announces Second Quarter Results

Company Reports Record Earnings Per Share

DALLAS — February 18, 2004 — Docucorp® International (Nasdaq: DOCC), a leading provider of enterprise information solutions, today announced revenues of $19.6 million for the second quarter of fiscal year 2004. Revenues for the second quarter increased 13 percent as compared to revenues of $17.4 million for the second quarter of the prior year. The company reported net income of $1.6 million, or $0.14 per diluted share, for the second quarter of fiscal year 2004 compared to net income of $681,000, or $0.05 per diluted share, for the same period a year ago.

     Compared to the second quarter of the prior fiscal year, software license revenue increased 208 percent to $3.1 million, ASP revenue increased seven percent to $6.1 million and maintenance revenue increased four percent to $5.4 million. Professional services revenue decreased eight percent to $5.0 million.

     For the six months ended January 31, 2004, revenues increased to $38.5 million compared to $35.5 million for the same period of fiscal year 2003. Net income for the first six months of fiscal year 2004 was $3.1 million, or $0.27 per diluted share, compared to $1.9 million, or $0.13 per diluted share, for the first six months of fiscal year 2003.

     “Software license sales have improved in both North America and Europe as we continue to work hard in a more stabilized marketplace,” said Michael D. Andereck, president and chief executive officer, Docucorp International. “Although weaker license sales in fiscal

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DOCUCORP, SECOND QUARTER 2004 RESULTS	ADD #1

2003 have negatively impacted professional services revenue in our current fiscal year, the diversity of our revenue streams has contributed to overall revenue growth. Revenue growth, improved operating margin and substantial prior year stock repurchases have resulted in record earnings per share for the second consecutive quarter.”

About Docucorp

Docucorp is the authority in providing dynamic solutions for acquiring, managing, personalizing and presenting enterprise information. Servicing the entire enterprise information lifecycle, Docucorp’s information software, application service provider (ASP) hosting and professional consulting services enable companies to implement solutions in-house or fully outsource to Docucorp. The company has an installed base of more than 1,200 customers, including many of the largest insurance, utility and financial services organizations. Headquartered in Dallas, Docucorp has facilities in Atlanta GA, Silver Spring MD, Portland ME, Bedford NH and London.

Certain information contained in this news release may include “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than historical facts, included herein are forward-looking statements. These statements involve risks and uncertainties, such as competition, technological developments, loss of significant customers and the other factors discussed in the Company’s periodic reports filed with the Securities and Exchange Commission, that could cause the Company’s actual results to differ materially from those expressed or implied by these forward-looking statements.
Docucorp is a registered trademark of Docucorp International.

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Consolidated Statements of Operations and Balance Sheet data follow.

5910 North Central Expressway, Suite 800
Dallas, Texas 75206-5140
214-891-6500
fax: 214-987-8187
http://www.docucorp.com

© 2004 Docucorp International. All Rights Reserved.
Company, organization and product names mentioned herein are trademarks or registered trademarks of their respective owners. Docucorp and its symbol are trademarks of Docucorp International.

DOCUCORP INTERNATIONAL
Fiscal Quarters Ended January 31, 2004 and 2003

Statements of Operations Data:

	(in thousands except per share amounts)
	(unaudited)
	Three Months		Six Months
	Ended January 31,		Ended January 31,
	2004	2003	2004	2003
Revenues
ASP hosting	$6,139	$5,740	$11,897	$10,948
Professional services	4,967	5,408	10,110	11,201
License	3,125	1,014	5,792	3,113
Maintenance	5,408	5,211	10,745	10,248

Total revenues	19,639	17,373	38,544	35,510

Cost of revenues
ASP hosting	5,003	4,842	9,683	9,302
Professional services	4,261	4,240	8,361	8,617
License	650	831	1,376	1,592
Maintenance	363	504	677	938

Total cost of revenues	10,277	10,417	20,097	20,449

Gross profit	9,362	6,956	18,447	15,061

Operating expenses
Product development	2,127	1,826	4,188	3,655
Sales and marketing	2,804	2,567	5,639	5,246
General and administrative	1,712	1,454	3,398	3,112

Total operating expenses	6,643	5,847	13,225	12,013

Operating income	2,719	1,109	5,222	3,048
Other income, net	28	153	2	157

Income before income taxes	2,747	1,262	5,224	3,205
Provision for income taxes	1,140	581	2,168	1,331

Net income	$1,607	$681	$3,056	$1,874

Basic net income per share	$0.16	$0.05	$0.31	$0.14

Weighted average basic shares outstanding	9,964	13,407	9,908	13,471

Diluted net income per share	$0.14	$0.05	$0.27	$0.13

Weighted average diluted shares outstanding	11,361	14,664	11,143	14,980

Balance Sheet Data:

	January 31,	July 31,
	2004	2003
	(in thousands)
Current assets	$29,411	$27,405
Current liabilities	23,129	23,719
Working capital	6,282	3,686
Deferred revenue	12,243	12,482
Stockholders’ equity	18,296	13,732
Total assets	$55,560	$53,440